UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

CARDINAL ETHANOL, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2018 ANNUAL MEETING OF MEMBERS
To be held on Tuesday, February 20, 2018
*Please note meeting location is at the Randolph County Fair Grounds*

To our Members:

The 2018 Annual Meeting of Members (the "2018 Annual Meeting") of Cardinal Ethanol, LLC (the "Company") will be held on Tuesday, February 20, 2018 at the Randolph County Fair Grounds, 1885 US-27, Winchester, IN 47394. Registration for the 2018 Annual Meeting will begin at 5:00 p.m. EST. The 2018 Annual Meeting will commence at approximately 6:00 p.m. EST.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 MEMBER MEETING TO BE HELD ON TUESDAY, FEBRUARY 20, 2018.

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at http://www.cardinalethanol.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (765) 964-3137 or toll free at (866) 559-6026 or by written request at Cardinal Ethanol, LLC at 1554 N. County Road 600 E., Union City, Indiana 47390, by e-mail at info@cardinalethanol.com, or on our website at http://www.cardinalethanol.com on or before February 13, 2018, to facilitate timely delivery.

The purposes of the meeting are to: 1) Elect three directors; 2) Vote on proposed amendments to our Second Amended and Restated Operating Agreement; 3) Conduct an advisory vote on our executive compensation; and 4) Transact such other business as may properly come before the 2018 Annual Meeting or any adjournments thereof. The foregoing items of business are more fully described in the proxy statement. Only members listed on the Company's records at the close of business on January 2, 2018 are entitled to notice of and to vote at the 2018 Annual Meeting and any adjournment thereof.

All members are cordially invited to attend the 2018 Annual Meeting in person. However, to assure the presence of a quorum, the Board of Directors requests that you promptly sign, date and return the proxy card, which is solicited by the Board of Directors, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at http://www.cardinalethanol.com and may be printed by the members. No personal information is required to print a proxy card. We will also be sending you a proxy card approximately 10 days from the date of this letter.

If you wish to revoke your proxy, you may do so by giving notice to our chairman, Robert Davis, prior to or at the commencement of the meeting. The proxy will not be used if you attend and vote at the meeting in person. You may fax the proxy card to the Company at (765) 964-3349 or mail it to the Company at 1554 N. County Road 600 E., Union City, Indiana 47390. For your proxy card to be valid, it must be received by the Company no later than 5:00 p.m. EST on Monday, February 19, 2018.

If you have any questions regarding the information in the proxy statement or completion of the proxy card or if you need directions to attend the meeting and vote in person, please call the Company at (765) 964-3137 or at (866) 559-6026.

By order of the Board of Directors,
/s/ Robert Davis
Chairman of the Board
January 2, 2018

CARDINAL ETHANOL, LLC
1554 N. County Road 600 E.,
Union City, Indiana 47390

Proxy Statement
2018 Annual Meeting of Members
Tuesday, February 20, 2018
6:00 p.m. EST
*Please note meeting location is at the Randolph County Fair Grounds*

The proxy is solicited by the board of directors (the "Board" or "Board of Directors") of Cardinal Ethanol, LLC (the "Company" or "Cardinal Ethanol") for use at the 2018 Annual Meeting of members of the Company to be held on Tuesday, February 20, 2018 (the "2018 Annual Meeting"), and at any adjournment thereof. The 2018 Annual Meeting will be held at the Randolph County Fair Grounds, 1885 US-27, Winchester, IN 47394. Registration for the meeting will begin at 5:00 p.m. EST. The 2018 Annual Meeting will commence at approximately 6:00 p.m. EST. This solicitation is being made pursuant to the SEC's internet availability of proxy materials rules, however the Company may also use its officers, directors and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile, email or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about January 2, 2018 at which time the proxy statement and proxy card will be available for printing and viewing at the Company's website at http://www.cardinalethanol.com.

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING AND VOTING

Q:    Why did I receive this proxy statement?

A:	You received this proxy statement because you were a member of the Company at the close of business on January 2, 2018, the record date, and are entitled to vote at the 2018 Annual Meeting.

Q:    When and where is the 2018 Annual Meeting?

A:
The 2018 Annual Meeting will be held at the Randolph County Fair Grounds, 1885 US-27, Winchester, Indiana on Tuesday, February 20, 2018. Registration for the meeting will begin at 5:00 p.m. EST. The 2018 Annual Meeting will commence at approximately 6:00 p.m. EST.

Q:    What am I voting on?

A:
The Board of Directors is soliciting the proxies of members who are not "Appointing Members" pursuant to Section 5.3(c) of our Second Amended and Restated Operating Agreement ("operating agreement") to vote on the election of three directors. Any member who is entitled to appoint a director pursuant to section 5.3(c) of our operating agreement is not entitled to vote for the election of any other directors. If you are not an "Appointing Member", you are entitled to vote for the election of three directors at the 2018 Annual Meeting.

The Board of Directors is also soliciting the proxies of all members to provide a vote on the approval of proposed amendments to the operating agreement as follows:

•Amend Section 5.2 to provide for a minimum of eight and a maximum of fifteen directors (including both elected and appointed directors) and to allow the Board of Directors to change from time to time the number of directors within that variable range and amend Section 5.3(a) to remove language which is no longer applicable setting forth the process for appointment of initial directors and the first election of directors following the commencement of operations of the ethanol plant and to make the language consistent with Section 5.2.

•Amend Section 5.7(b) to remove the requirement that a majority of the total outstanding membership units consent in order for the Company to confess a judgment in an amount in excess of $500,000.

•Amend section 7.4 of the operating agreement to revise the current tax matters provisions and adopt tax audit procedures in order to ensure the Company’s tax audit procedures are consistent with recent Internal Revenue Service ("IRS") regulatory changes to large partnership audit procedures.

Finally, the Board of Directors is soliciting the proxies of all members to provide an advisory vote on the approval of the Company's executive compensation called a "Say-on-Pay" vote.

Q:    How many votes do I have?

A:
On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on January 2, 2018. Pursuant to Section 6.15 of the operating agreement, members do not have any dissenters' rights.

Q:	What is the voting requirement to elect directors and what is the effect of a withheld vote or an abstention?

A:
In the election of directors, the three persons receiving the greatest number of votes will be elected regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, withheld/abstention votes will not be counted either FOR or AGAINST any nominee. Withheld/abstention votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	What is the voting requirement to approve the proposed amendments to our operating agreement and what is the effect of an abstention?

A:
In order to amend Section 5.2 and 5.3(a) of our operating agreement, the proposed amendments must receive affirmative votes from members holding a majority of the total outstanding membership units entitled to vote. The affirmative votes from members holding a majority of the membership units represented at the 2018 Annual Meeting where a quorum is present and entitled to vote, will result in the approval of the proposed amendments to Sections 5.7(b) and 7.4 of our operating agreement.

Abstention votes will have the effect of a vote AGAINST the proposed amendment from which you abstain and will also be counted for purposes of establishing a quorum.

Q:	What is the Say-on-Pay vote?

A:
The Say-on-Pay vote is a vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board of Directors, the Board of Directors intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:	What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstention?

A:
The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to the proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal will be counted for purposes of establishing a quorum.

Q:	What is the effect of a broker non-vote?

A:
While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the 2018 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposals presented at the 2018 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions.

Q:    How many membership units are outstanding?

A:
At the close of business on January 2, 2018, there were 11,824 outstanding membership units held by non-Appointing Members, meaning that there can be a total of 11,824 votes on the election of directors. At the close of business on

January 2, 2018, there were 14,606 outstanding membership units. As such there can be a total of 14,606 votes on the proposed amendments to the operating agreement and the Say-on-Pay advisory vote.

Q:    How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2018 Annual Meeting either in person or by proxy. You may vote using any of the following methods:

•Proxy Card. The proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the 2018 Annual Meeting. The membership units represented by each properly executed proxy card will be voted at the 2018 Annual Meeting in accordance with the member's directions. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card. After you have marked your choices, please sign and date the proxy card, mail it to Cardinal Ethanol, LLC at 1554 N. County Road 600 E., Union City, Indiana 47390, or fax it to the Company at (765) 964-3349. In order for your vote to count, the Company must receive your proxy card by 5:00 p.m. EST on Monday, February 19, 2018. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbents, Robert Davis, Cyril LeFevre, and Dale Schwieterman, FOR the proposed amendments to the operating agreement and FOR the Say-on-Pay proposal.

•In person at the 2018 Annual Meeting. Members of record as of January 2, 2018 may vote in person at the 2018 Annual Meeting.

If membership units are owned jointly by more than one person, both persons must sign the proxy card in order for the units to be counted.

Q:    What can I do if I change my mind after I vote my units?

A:    You may revoke your proxy by:

•	Voting in person at the 2018 Annual Meeting;

•
Giving written notice of the revocation, which is received by Robert Davis, chairman of the Company's Board of Directors, at the Company's offices at 1554 N. County Road 600 E., Union City, IN 47390 by 5:00 p.m. EST by Monday, February 19, 2018; or

•	Giving written notice of the revocation to Robert Davis at the commencement of the 2018 Annual Meeting.

Q:    What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices for directors on the proxy card, then the Proxies will vote your units FOR the incumbents Robert Davis, Cyril LeFevre, and Dale Schwieterman. If you mark fewer than three choices for directors, the proxies will vote your units ONLY for the persons you mark as your choice. If you mark more than three choices for directors, your units will not be voted with respect to the director election. If you do not mark any choices for the proposed amendments to the operating agreement or the Say-on-Pay advisory vote, then the Proxies will vote your units FOR the proposed amendments to the operating agreement and FOR Say-on-Pay. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a nominee or FOR and AGAINST a proposal, your votes will not be counted with respect to the director nominee or the proposal for which you marked contradicting choices.

However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2018 Annual Meeting. If you do not submit a proxy card or attend the 2018 Annual Meeting, your units will not be counted as present at the 2018 Annual Meeting for purposes of determining whether a quorum is present.

Q:    Who can attend the 2018 Annual Meeting?

A:	All members as of the close of business on January 2, 2018, the record date, may attend the 2018 Annual Meeting.

Q:    What is the record date for the 2018 Annual Meeting?

A:	January 2, 2018.

Q:    Who will count the votes?

A:
All votes will be tabulated by the inspector of election appointed for the 2018 Annual Meeting which will be our chief financial officer, William Dartt. Mr. Dartt will be assisted by an administrative employee of the Company. The inspector of election will separately tabulate votes and abstentions.

Q:	What constitutes a quorum?

A:
The presence in person or by proxy of members holding 25% of the issued and outstanding membership units entitledto vote on the matter is required to constitute a quorum. On January 2, 2018, the Company had 14,606 issued and outstanding membership units.

Of the 14,606 issued and outstanding membership units only 11,824 units may be voted in the election of directors or counted towards a quorum at the 2018 Annual Meeting because 2,782 units are held by "Appointing Members" who have appointed directors pursuant to Section 5.3(c) of our operating agreement and who are unable to vote on the election of directors. As a result, the presence in person or by proxy of 2,956 membership units will constitute a quorum for purposes of the election of directors. If you are entitled to vote on the election of directors and submit a proxy or appear at the meeting, then you will be considered part of the quorum.

The presence in person or by proxy of 3,652 membership units will constitute a quorum for purposes of the proposed amendments to the operating agreement and the Say-on-Pay advisory vote.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Q:	How do I nominate a candidate for election as a director for the 2019 annual meeting and what is the deadline for submitting my nomination?

A:
The Company plans to hold elections of directors at next year's annual meeting. Nominations for director positions are made by a nominating committee appointed by the Board of Directors. In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.3(b) of the operating agreement. Section 5.3(b) of the operating agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations for the 2019 annual meeting must be submitted to the Company by September 4, 2018.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board of Directors take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is placed in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals due for the 2019 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by September 4, 2018. The Company suggests that proposals for the 2019 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2019 annual meeting of members without including such proposal in the Company's proxy statement must provide the Company notice of such proposal no later than November 19,

2018. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2019 annual meeting by November 19, 2018, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

PROPOSALS TO BE VOTED UPON

PROPOSAL ONE
ELECTION OF THREE DIRECTORS

Eight elected directors, and five appointed directors currently comprise our Board of Directors. The Board of Directors is divided into three classes. Three directors are to be elected by the members at the 2018 Annual Meeting and the terms of the remaining elected directors expire in either 2019 or 2020. Below is a chart showing when each elected director's term expires.

2018	Robert Davis Cyril LeFevre Dale Schwieterman
2019	Thomas Chalfant J. Phillip Zicht
2020	Ralph Brumbaugh Thomas Chronister Steven Snider

Section 5.3(c) of the operating agreement authorizes each member, along with any related parties or affiliates who holds four hundred (400) or more units purchased during the initial public offering of the Company to appoint one director. There are five members that qualify to appoint a director under this section. Currently the five appointed directors are Robert Baker, David Dersch, Jr., William Garth, Lewis Roch III and C. Allan Rosar. Any member that appoints a director is not entitled to vote on the elected directors.

Our nominating committee has nominated Robert Davis, Cyril LeFevre, and Dale Schwieterman for election to a three-year term at the 2018 Annual Meeting. All three are incumbent Directors. Troy Prescott has also been nominated by a member for election to a three-year term at the 2018 Annual Meeting. All four nominees have indicated their willingness to serve as directors if elected. The three nominees receiving the highest number of votes will be elected as directors of the Company at the 2018 Annual Meeting, provided a quorum is present (in person or by proxy) at the meeting. The term of the directors elected at the 2018 Annual Meeting will expire at the 2021 annual meeting of members.

Information about Nominees, Directors and Officers

The following table contains certain information with respect to the nominees for election to the Board of Directors at the 2018 Annual Meeting:

Name and Principal Occupation	Age	If Elected, Term will Expire
Robert Davis, businessman	58	2021
Cyril LeFevre, retired businessman	71	2021
Dale Schwieterman, retired accountant	67	2021
Troy Prescott, businessman	52	2021

Biographical Information of Nominees

Robert J. Davis, Director, Chairman and Nominee, Age 58.

Mr. Davis has been the owner and operator of Spiceland Wood Products, Inc., a manufacturing firm supplying the residential and commercial marketplace with customized wood products, since 2001. Previously he was the vice president of operations for Frank Miller Lumber Company and for Grede Foundries, Inc. He also owns a 260-acre farm near New Castle, Indiana. He graduated from Purdue University School of Engineering in materials engineering. Mr. Davis previously served as our vice-chairman and is currently serving as our chairman. Mr. Davis's term as chairman expires in February 2018. Mr. Davis has served as a director since December 7, 2005. Mr. Davis was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his business and agricultural experience.

Cyril G. LeFevre, Director and Nominee, Age 71.

Mr. LeFevre retired as the president and owner of Ft. Recovery Equipment Co. Inc. after 38 years of service. He also owns and operates a 2,500 acre farming operation. Mr. LeFevre received an industrial engineering degree from University of Dayton in 1969. Mr. LeFevre has served as a director since December 7, 2005. Mr. LeFevre was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his business and agricultural experience.

Dale A. Schwieterman, Director and Nominee, Age 67.

Since July 2016, Mr. Schwieterman has been retired. He was formerly employed as a certified public accountant for 44 years. He is involved with grain farming in Mercer County, Ohio. He graduated from Bowling Green State University with a degree in business in 1972. Mr. Schwieterman formerly served as our treasurer. Mr. Schwieterman has served as a director since December 7, 2005. Mr. Schieterman was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his business and agricultural experience.

Troy Prescott, Nominee, Age 52.

Mr. Prescott has been a grain farmer in Randolph County, Indiana for the past 34 years and presently owns and farms over 3,000 acres in the Winchester, Indiana area with his wife and two sons. In addition, for 11 years, Mr. Prescott and his wife owned and operated Cheryl's Restaurant and are part of an investment group that owns and operates The Randolph Inn and Suites in Winchester. He has served his community as a member of the Randolph Central School District and as a Randolph County Commissioner. Mr. Prescott was one of our founding members and formerly served as our chairman and then vice-chairman. Mr. Prescott previously served as a director from December 7, 2005 until February 19, 2013.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE INCUMBENTS ROBERT DAVIS, CYRIL LEFEVRE AND DALE SCHWIETERMAN AS DIRECTORS. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE ELECTION OF ROBERT DAVIS, CYRIL LEFEVRE AND DALE SCHWIETERMAN.

Biographical Information of Non-Nominee Elected Directors

Ralph E. Brumbaugh, Director Age 75.

Mr. Brumbaugh is a director and part-owner of Brumbaugh Construction, Inc., a commercial construction business, where he also handles sales and supervises personnel. Mr. Brumbaugh founded Brumbaugh Construction, Inc. in 1962 growing the business from building one house for sale to building bridges, schools and doing an annual sales volume in excess of $41 million. Mr. Brumbaugh has served as a director since December 7, 2005.

Thomas E. Chalfant, Director and Vice-Chairman, Age 67.

Mr. Chalfant has been farming in Randolph County since 1974. He also served as a member of the board of directors of First Merchants Bank from 1999 until 2009. He now serves on the advisory board for First Merchants Bank. He has also been the president of the Randolph County Farm Bureau and a county commissioner for Randolph County. Mr. Chalfant graduated from Purdue University with a bachelors of science in agriculture. Mr. Chalfant is currently serving as our vice-chairman. Mr. Chalfant's term as vice-chairman expires in February 2018. Mr. Chalfant has served as a director since our inception.

Thomas C. Chronister, Secretary, Director, Age 66.

Since 1975, Mr. Chronister has worked as the manager and pharmacist for Chronister Pharmacies & Gift Stores. He also owns and operates 356 apartments in the Fort Wayne, Indiana area. Mr. Chronister graduated from Purdue University in 1975 with a bachelor's degree in pharmacy. Mr. Chronister's is currently serving as our secretary. Mr. Chronister's term as secretary expires in February 2018. Mr. Chronister served as a director from December 7, 2005 to February 2009 and then from July 2009 to present.

Steven J. Snider, Director Age 58.

Mr. Snider is currently the region manager for AgReliant Genetics, the third largest corn seed company in the United States, with whom he has worked since 1982. He is secretary and general manager of Silver Fox Developments in Warsaw, Indiana and served as the managing partner of SMOR, LLC, a real estate development and investment group. He received a bachelor’s degree in agricultural economics from Purdue University in 1982. Mr. Snider served as a director from December 7, 2005 until February 2009 and then from February 2016 to present.

J. Phillip Zicht, Director, Age 67.

Mr. Zicht was a teacher for 41 years. He has also been actively engaged in farming in Randolph County, Indiana for most of his life. He served on the staff-parish committee at the Asbury United Methodist Church for many years, twice holding the office of chairman. Mr. Zicht is a member of Lions Club and is also active in Randolph County 4-H where he has served in the past as the chairman of the Incorporated Committee. He graduated from Ball State University. Mr. Zicht was one of the original founding members of our Company. Mr. Zicht has served as a director since February 19, 2013.

Biographical Information of Appointed Directors

Robert N. Baker, Director, Age 55.

Mr. Baker has been the President of Clark Investment Group, a real estate development and investment company since 2013 where he previously served as Chief Financial Officer from 1996 to 2013. Mr. Baker also serves on the board of directors for Kansas Ethanol, LLC. Mr. Baker has served as a director since May 2009 when he was appointed to serve by Stephen L. Clark Family Partnership LP. Mr. Baker will serve indefinitely at the pleasure of the Appointing Member.

David M. Dersch, Jr., Director, Age 55.

Lt. Col. Dersch has ministered as an Air Force Reserve chaplain the last 15 years. In addition to deploying overseas, he has been assigned to the Air Force Reserve Command, as well as the Air Force Chief of Chaplains Office at the Pentagon. Prior to commissioning as a military chaplain, Lt. Col. Dersch pastored churches in Michigan and Alabama. He has a Doctor of Ministry degree from Liberty University in Lynchburg, VA, as well as a Master of Art in Strategic Studies from Air University at Maxwell AFB, AL. Lt. Col. Dersch has served as a director since July 1, 2017 when he was appointed to serve by Dersch Energy, LLC. Lt. Col. Dersch will serve indefinitely at the pleasure of the Appointing Member.

William R. Garth, Director, Age 50.

Mr. Garth is currently the vice president of finance of Indeck Energy Services, Inc. where he has been employed since 1994. Mr. Garth has served as a director since October 25, 2011 when he was appointed to serve by Indeck Energy Services, Inc. Mr. Garth also serves on the board of directors for Highwater Ethanol, LLC, a public company. Mr. Garth will serve indefinitely at the pleasure of the Appointing Member.

Lewis M. Roch III, Director, Age 61.

Mr. Roch co-founded numerous technology companies which either sold, merged with public companies, or went public. Mr. Roch is general manager for Roch Investments, LLC and Roch Holdings, LLC, which he formed in 2006 and 2012, respectively. He has also been general partner in Roch Enterprises, LP since 2012 and president of LMR, Inc. In addition, Mr. Roch was general partner in Roch Interests, Ltd. LLP from 1992 to 2013 and managing partner for RFP Associates, Ltd. from 1983 to 2012. Mr. Roch received his Bachelors of Science in business administration (BSBA) from Washington University in St. Louis, Missouri and his MBA from the University of Texas at Austin.  Mr. Roch has served as a director since February 2012 when he was appointed to the Board of Directors by Roch Investments, LLC.  Mr. Roch will serve indefinitely at the pleasure of the Appointing Member.

C. Allan Rosar, Director, Age 78.

Since 1982, Mr. Rosar has served as the president of C. Allan Rosar and Associates which manages family investments and various partnerships. He is a former director on the Wayne County Foundation, where he continues to serve on the investment committee. Mr. Rosar is a former director of Reid Hospital and Health Care in Richmond, Indiana where he served on the executive committee and on the finance committee. He received a bachelor's degree in industrial engineering in 1962 from Lehigh University, Bethlehem, Pennsylvania. Mr. Rosar has served as a director since December 7, 2005. In January 2007, Mr. Rosar appointed himself to serve as a director. Mr. Rosar will serve indefinitely at the pleasure of the Appointing Member.

Biographical Information of Officers and Significant Employees

Jeffrey L. Painter, Chief Executive Officer/President, Age 61.

Mr. Painter was appointed as our chief executive officer and president effective November 1, 2008. Mr. Painter has served as our general manager since January 2007. Mr. Painter has been in the agricultural business for the past 30 years. Most of those years have been spent as a grain merchandiser and/or facility manager for grain companies located in Indiana, Illinois and Ohio. Most recently, he was the commodities manager at an ethanol facility in east central Illinois for 10 months before taking over as general manager from March of 2005 to March of 2007. Mr. Painter grew up in New Castle, Indiana on a family farm that operated a corn and soybean business and hog and cattle operations. After graduation he attended Purdue University. It is anticipated that Mr. Painter will hold the offices of chief executive officer and president until the earlier of his resignation, death, disqualification or removal by the Board of Directors.

William Dartt, Chief Financial Officer/Treasurer, Age 58.

Mr. Dartt has been serving as our chief financial officer and treasurer since March 2010. Mr. Dartt previously served as the controller for Matric, Ltd, an electronic manufacturing company, from November 2009 through January 2010. While with Matric, Mr. Dartt supervised a team of four individuals. Prior to his employment with Matric, Mr. Dartt served as the controller for Marion Ethanol, LLC from August 2008 until July 2009 where he managed accounting and human resources functions of the company. From February 2001 until August 2008, Mr. Dartt served as the controller and vice president of finance for The Wilson Bohannan Company. Mr. Dartt received his Bachelors of Business Administration from Mt. Vernon Nazarene University. It is anticipated that Mr. Dartt will hold the offices of chief financial officer and treasurer until the earlier of his resignation, death, disqualification or removal by the chief executive officer or the Board of Directors.

Jeremey J. Herlyn, Plant Manager, Age 46.

Mr. Herlyn has been serving as our plant manager since June 2008. Mr. Herlyn previously served as the plant manager for Land O'Lakes Purina Feed, LLC in Richmond, Indiana, where he had been employed from June 1994 until becoming our plant manager. He received a bachelor's of science in agricultural engineering from South Dakota State University in 1994. It is anticipated that Mr. Herlyn will continue as our plant manager until the earlier of his resignation, death, disqualification or removal by the chief executive officer or the Board of Directors.

Gregory Roy, Commodity Manager, Age 66.

Mr. Roy has been serving as our commodities manager since March 2014. Mr. Roy has over twenty-five years of commodity management experience in the areas of risk management, grain merchandising and processing as well as rail and truck transportation and logistics. He was most recently employed at Central States Enterprises as the general manager of a rail grain terminal in Montpelier, Indiana from 2007 until 2011 before serving as senior merchandising manager from 2011 until 2013 with responsibilities for origination and rail merchandising. It is anticipated that Mr. Roy will continue as our commodity manager until the earlier of his resignation, death, disqualification or removal by the chief executive officer or the Board of Directors.

PROPOSAL TWO
APPROVAL OF THE PROPOSED AMENDMENTS TO SECTIONS 5.2 AND 5.3(a)
OF THE OPERATING AGREEMENT
Section 5.2 of our operating agreement currently provides that a majority vote of the total outstanding membership units entitled to vote is required in order to increase or decrease the fixed number of elected directors or to change the number of directors from a fixed number to a variable range or visa versa.  The number of elected directors is currently fixed at eight.

There are an additional five directors that are appointed by members. The Board of Directors has concluded that it is in the best interests of the Company to amend the operating agreement to provide for a minimum of eight and a maximum of fifteen directors (including both elected and appointed directors) and to allow the Board of Directors to change from time to time the total number of directors within that variable range. However, the relative ratio of elected directors to appointed directors must always result in a majority of elected directors. If the amendment were to be approved and the Board of Directors were to decide to increase the size of the Board, it would be allowed to fill the vacancy created for the remainder of the term for the position created. The proposed amendment also removes language which is no longer applicable setting forth the number of initial directors and the process for fixing the number of directors that would serve following the first election of directors following the commencement of operations of our ethanol plant.
It is also proposed that Section 5.3(a) of the operating agreement be amended in order to clarify that the Board of Directors has the authority to classify directors for the purpose of staggering terms. The proposed amendment also removes language which is no longer applicable setting forth the process for appointment of initial directors and the first election of directors following the commencement of operations of our ethanol plant.
Accordingly, it is proposed that the Company amend Sections 5.2 and 5.3(a) as follows (underlined and/or crossed out language reflects the change):

5.2    Number of Total Directors. ~~The total number of initial Directors of the Company shall be a minimum of 12 and a maximum of 35. Prior to the expiration of the initial terms of the Directors, the initial Directors, by resolution approved by the majority vote of the initial Directors, shall fix the total number of Directors, which shall be a minimum of 7 and a maximum of 9, that will serve following the first special or annual meeting of the Members following the date on which substantial operations of the Facilities commence. The number of Directors shall be increased by the appointment of additional Directors, if any, pursuant to section 5.3(c) below. At any annual or special meeting, the Members may increase or decrease this fixed number of Directors last approved and may change from a fixed number to a variable range or visa versa by majority vote of the total Membership Voting Interests entitled to vote pursuant to this Agreement.~~ The number of Directors of the Company shall be a minimum of eight (8) and a maximum of fifteen (15). The Directors may change from time to time the total number of Directors within this variable range by resolution approved by a majority vote of the Directors. ~~However, t~~The relative ratio of the number of Directors elected pursuant to section 5.3(a) below to Directors appointed pursuant to section 5.3(c) below shall always result in a majority of elected Directors.

5.3.    Election of Directors.
(a)Election of Directors and Terms. ~~The initial Directors shall be appointed by the initial Members and shall include the individuals set forth on Exhibit “B” attached hereto. The initial Directors shall serve until the first special or annual meeting of the Members following the date on which substantial operations of the Facilities commence, and in all cases until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Director. After the expiration of the initial terms of the Directors, at the first special or annual meeting of the Members following the date on which substantial operations of the Facilities commence, and at~~ In accordance with Section 5.2 of this Agreement, at each annual meeting of the Members ~~thereafter~~, Directors shall be elected by the Members for staggered terms of three (3) years and until a successor is elected and qualified; provided however, that any Member who is authorized to appoint a Director pursuant to Section 5.3(c) shall not be entitled to vote for the election of any other Directors that the Members are entitled to elect, and the Units held by such Member shall not be included in determining a plurality of the Membership Voting Interests for purposes of electing Directors. ~~Prior to the expiration of their initial terms, the initial~~ The Directors shall, by resolution approved by a majority vote of the ~~initial~~ Directors, ~~separately identify the Director positions to be elected and so~~ classify each such Director position as Group I, Group II, or Group III, with such classification to serve as the basis for the staggering of terms among the elected Directors. The terms of Group I Directors shall expire first (initial term of one year with successors elected to three year terms thereafter), followed by those of Group II Directors (initial term of two years with successors elected to three year terms thereafter), and then Group III Directors (initial and subsequent terms of three years). Except for the special right of appointment of certain Directors as provided in subsection (c) hereof, Directors shall be elected by a plurality vote of the Membership Voting Interests so that the nominees receiving the greatest number of votes relative to all other nominees are elected as Directors.

Required Vote and Board Recommendation

Proposal Two will be approved if it receives affirmative votes from members holding a majority of the total outstanding membership units entitled to vote on the matter. If you fail to mark a vote, the proxies solicited by the Board of Directors will be voted FOR Proposal Two. If you mark contradicting choices on your proxy card such as a vote both for and against Proposal Two, your vote will have the effect of a vote AGAINST Proposal Two. If you abstain from voting your vote will have the effect of a vote AGAINST Proposal Two but will be included in the determination of whether a quorum is present. If you do not submit a proxy card or attend the 2018 Annual Meeting, your vote will not be counted as a vote either for or against Proposal Two. The approval of the proposed amendments set forth above in Proposal Two is independent of and is not conditioned on member approval of Proposals Three and Four.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENTS TO SECTIONS 5.2 AND 5.3(a) OF THE OPERATING AGREEMENT. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE APPROVAL OF THE AMENDMENTS TO SECTIONS 5.2 AND 5.3(a) OF THE OPERATING AGREEMENT.

PROPOSAL THREE
APPROVAL OF THE PROPOSED AMENDMENT TO SECTION 5.7(b)
OF THE OPERATING AGREEMENT

Our operating agreement currently provides that the consent of a majority of the total outstanding membership units entitled to vote is required in order for the Company to confess a judgment in an amount in excess of $500,000. The Board of Directors has concluded that it is in the best interests of the Company to amend the operating agreement to remove this requirement and permit the Board of Directors the flexibility to enter into confessions of judgment on behalf of the Company as part of its authority to manage the business and affairs of the Company.

Accordingly, it is proposed that the Company amend Section 5.7(b) of the operating agreement as follows (crossed out language reflects the change):

(b)     The Directors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of a majority of the Membership Voting Interests:

(i)
Merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company;

(ii)	~~Confess a judgment against the Company in an amount in excess of $500,000;~~

~~(iii)~~
Issue Units at a purchase price of less than $1,666.66 per Unit. Notwithstanding the foregoing, the Directors shall have the authority to issue Units below the purchase price as compensation for services rendered for the Company or for any other compensation purpose;

~~(iv)~~	(iii) Issue more than an aggregate of 25,000 Units; and

~~(v)~~	(iv) Cause the Company to acquire any equity or debt securities of any Director or any of its Affiliates, or otherwise make loans to any Director or any of its Affiliates.

The actions specified herein as requiring the consent of the Members shall be in addition to any actions by the Director that are specified in the Act as requiring the consent or approval of the Members. Any such required consent or approval may be given by an affirmative vote of a majority of the total Membership Voting Interests entitled to vote pursuant to this Agreement.

Required Vote and Board Recommendation

If a quorum is present, Proposal Three will be approved if it receives affirmative votes from members holding a majority of the membership units represented at the 2018 Annual Meeting and entitled to vote on the matter. If you fail to mark a vote, the proxies solicited by the Board of Directors will be voted FOR Proposal Three. If you mark contradicting choices on your proxy card such as a vote both for and against Proposal Three, your vote will have the effect of a vote AGAINST Proposal Three. If you abstain from voting your vote will have the effect of a vote AGAINST Proposal Three but will be included in the determination of whether a quorum is present. If you do not submit a proxy card or attend the 2018 Annual Meeting, your vote will not be counted as a vote either for or against Proposal Three. The approval of the proposed amendments set forth above in Proposal Three is independent of and is not conditioned on member approval of Proposals Two and Four.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO SECTION 5.7(b) OF THE OPERATING AGREEMENT. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE APPROVAL OF THE AMENDMENT TO SECTION 5.7(b) OF THE OPERATING AGREEMENT.

PROPOSAL FOUR
APPROVAL OF THE PROPOSED AMENDMENT TO SECTION 7.4
OF THE OPERATING AGREEMENT
The Board of Directors proposes to amend Section 7.4 to revise the current tax matters provisions and adopt tax audit procedures in order to ensure the Company’s tax audit procedures are consistent with recent IRS regulatory changes to large partnership audit procedures.
Accordingly, it is proposed that the Company amend Section 7.4 of the operating agreement by amending Section 7.4 as follows (underlined and/or crossed out language reflects the change):

7.4    ~~Tax Matters. The Directors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes as the Directors shall determine appropriate and represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders. The Directors shall designate a Person to be specifically authorized to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law; provided, however, that the Directors shall have the authority to designate, remove and replace the Tax Matters Member who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year of the Company but not later than three (3) months after the end of each Fiscal Year.~~

Tax Matters Member; Partnership Representative.

(a)    Appointment. The Directors shall designate, from time to time, a qualifying Person to be specifically authorized to act as the “Tax Matters Member” of the Company, as defined in Section 6231 of the Code prior to its amendment by the Bipartisan Budget Act of 2015 (“BBA”). Such person shall become the “partnership representative” within the meaning of Section 6223(a) of the Code (as amended by the BBA) as in effect for the tax years beginning on or after January 1, 2018 (such “tax matters partner” and “partnership representative”, as the case may be, referred to herein as the “Partnership Representative”); provided, however, that the Directors shall have the authority to designate, remove and replace the Partnership Representative who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2, or as the partnership representative within the meaning of and pursuant to the BBA and any regulations promulgated thereunder, or any similar provision under state or local law. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year, but not later than Three (3) months after the end of each Fiscal Year.

(b)    Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by taxing authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Unit Holder agrees that such Unit Holder will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the

Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole and absolute discretion. The Partnership Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Unit Holders) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(c)    BBA Elections. The Company will not elect into the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”) for any tax year beginning before January 1, 2018, and, to the extent permitted by applicable law and regulations, the Company will annually elect out of the BBA Procedures for tax years beginning on or after January 1, 2018 pursuant to Code Section 6221(b) (as amended by the BBA).

(d)    Tax Elections. The Directors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local and foreign tax purposes as the Directors shall determine appropriate and shall have the right and authority to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders; except that the Partnership Representative, in its sole discretion, has the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative as set forth in Section 7.4(b) or under the BBA and any regulations promulgated thereunder (including an election under Code Section 6226 as amended by the BBA). If the Partnership Representative does not make an election under Code Section 6226 (as amended by the BBA), the Partnership Representative will use commercially reasonable efforts (i) to make any modifications to the imputed underpayment amount available under Code Sections 6225(c)(3), (4), (5), or (6) (as amended by the BBA), and (ii) if requested by a Unit Holder, to provide such Unit Holder information that would allow such Unit Holder to file an amended federal income tax return as described in Code Section 6225(c)(2) (as amended by the BBA) to the extent such amended return and payment of any related federal income taxes would reduce any taxes payable by the Company.

(e)    Tax Returns and Tax Deficiencies. Each Unit Holder agrees that such Unit Holder shall not treat any Company item inconsistently on such Unit Holder’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Unit Holder (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226 as amended by the BBA) will be paid by such Unit Holder and if required to be paid (and actually paid) by the Company, will be recoverable from such Unit Holder as provided in Section 4.2.

(f)    Survival of Obligations. The obligations of each Unit Holder under this Section 7.4 survive the transfer or redemption by such Unit Holder of its Membership Interest, the termination of this Agreement, and the dissolution of the Company. Each Unit Holder acknowledges that, notwithstanding the transfer or redemption of all or any portion of its Membership Interest, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s years (or portions thereof) before such transfer or redemption.

Required Vote and Board Recommendation

If a quorum is present, Proposal Four will be approved if it receives affirmative votes from members holding a majority of the membership units represented at the 2018 Annual Meeting and entitled to vote on the matter. If you fail to mark a vote, the proxies solicited by the Board of Directors will be voted FOR Proposal Four. If you mark contradicting choices on your proxy card such as a vote both for and against Proposal Four, your vote will have the effect of a vote AGAINST Proposal Four. If you abstain from voting your vote will have the effect of a vote AGAINST Proposal Four but will be included in the determination of whether a quorum is present. If you do not submit a proxy card or attend the 2018 Annual Meeting, your vote will not be counted as a vote either for or against Proposal Four. The approval of the proposed amendments set forth above in Proposal Four is independent of and is not conditioned on member approval of Proposals Two and Three.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO SECTION 7.4 OF THE OPERATING AGREEMENT. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE APPROVAL OF THE AMENDMENT TO SECTION 7.4 OF THE OPERATING AGREEMENT.

PROPOSAL FIVE
ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
(SAY-ON-PAY)

We believe that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Publicly reporting companies are required to present their members the opportunity to provide an advisory vote on the Company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the compensation of our executive officers for our 2017 fiscal year. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of the Company's 2018 proxy statement."

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

We currently anticipate that we will present the "Say-on-Pay" proposal to our members every year and anticipate that the next "Say-on-Pay" vote will occur at our 2019 annual meeting. We also currently intend to ask our members every six years whether the "Say-on-Pay" vote should occur every one, two or three years. The next advisory vote as to frequency of the "Say-on-Pay" will occur at our 2023 Annual Meeting.

Required Vote and Board Recommendation

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether either alternative receives a vote from a majority of the membership units represented at the 2018 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE APPROVAL OF PROPOSAL FIVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, the member named in the table below has sole voting and sole investment power for all units beneficially owned by that member and can be contacted at the Company's address at Cardinal Ethanol, LLC, 1554 N. County Road 600 E., Union City, Indiana 47390.

As of January 2, 2018, we had the following persons or entities known by us to be the beneficial owners of more than 5% of the outstanding units:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Membership Units	Stephen L. Clark Family Partnership, L.P.	950 units (1)	6.5%
Membership Units	Robert Baker	1,480 units (2)	10.13%
____________
(1) Stephen L. Clark and our director, Robert Baker, may be deemed to be beneficial owners of these units because they are both managers of Clark Family General, LLC ("CFG"), the general partner of the Stephen L. Clark Family Partnership, L.P., and may be deemed to share investment and voting power. CFG, as the general partner of the Partnership, may be deemed to be a beneficial owner of these units and may be deemed to share investment and voting power.
(2) In addition to the 950 units held in the name of the Stephen L. Clark Family Partnership, L.P. listed above, Robert Baker is also the beneficial owner of an additional 530 units giving him total beneficial ownership of 1,480 units.

SECURITY OWNERSHIP OF MANAGEMENT

As of January 2, 2018, our directors, former directors, executive officers and nominees own membership units as follows (except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person):

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Membership Units	Ralph Brumbaugh	100 units(1)	0.68%
Membership Units	Thomas Chalfant	105 units (2)	0.72%
Membership Units	Thomas Chronister	68 units (3)	0.47%
Membership Units	Robert John Davis	45 units	0.31%
Membership Units	Everett Hart	104 units(4)	0.71%
Membership Units	Cyril LeFevre	36 units	0.25%
Membership Units	Dale Schwieterman	152 units (5)	1.04%
Membership Units	Steven Snider	53 units (6)	0.36%
Membership Units	J. Phillip Zicht	84 units (7)	0.58%
Membership Units	Robert Baker	1,480 units (8)	10.13%
Membership Units	David Dersch, Jr.	678 units (9)	4.64%
Membership Units	David Dersch, Sr.	694 units(10)	4.75%
Membership Units	William Garth	400 units (11)	2.74%
Membership Units	Lewis Roch III	500 units (12)	3.42%
Membership Units	C. Allan Rosar	432 units (13)	2.96%
Membership Units	Troy Prescott	82 units(14)	0.56%
Membership Units	Jeffrey Painter	0 units	—%
Membership Units	William Dartt	0 units	—%
Membership Units	Jeremey Herlyn	60 units (15)	0.41%
Membership Units	Gregory Roy	0 units	—%
Membership Units	All Directors, Former Directors, Officers and Nominees as a Group	4,396 units	30.10%
____________

(1)	Mr. Brumbaugh owns eighty-four units with his spouse and shares investment and voting power with respect to those units with his spouse.
(2) Thirty-five units are owned by Thomas Edwin Chalfant Revocable Trust. Mr. Chalfant owns thirty-five units with his spouse and thirty-five units are held by Mollie A. Chalfant Revocable Trust. Mr. Chalfant shares investment and voting power with respect to seventy units with his spouse.

(3)	Mr. Chronister owns fifty-two units with his spouse and shares investment and voting power with respect to those units with his spouse.

(4)	Mr. Hart owns 104 units with his spouse and shares investment and voting power with respect to those units with his spouse. Mr. Hart was a director until February 14, 2017.

(5)	Thirty-eight units are owned by Dale Schwieterman Roth IRA.
(6) Twenty-four units are owned by Steven Snider IRA. Thirteen units are owned by Lorie Snider IRA. Mr. Snider shares investment and voting power with respect to those units with his spouse.

(7)	Mr. Zicht shares investment and voting power with his spouse.
(8) Five hundred thirty units are owned by Robert N. Baker Trust and are pledged as security. Nine hundred fifty units are owned by Stephen L. Clark Family Partnership, L.P. Robert Baker is the representative selected by Stephen L. Clark Family Partnership, L.P to serve on our Board of Directors. As a manager of CFG, the general partner of Stephen L. Clark Family Partnership, L.P, Mr. Baker shares investment and voting power with respect to nine hundred fifty units with Stephen L. Clark and CFG.
(9) Six hundred units are owned by Dersch Energy, LLC, of which Lt. Col. Dersch is a member. Seventy-seven units are owned by David M. Dersch Trust, of which Lt. Col. Dersch is a trustee. Lt. Col. Dersch became a director on July 1, 2017. Six hundred seventy-seven of the units listed are the same units as those listed below for David Dersch, Sr. and are only counted once in computing the aggregate units owned by all directors, former directors, officers and nominees as a group.

(10) Six hundred units are owned by Dersch Energy, LLC, of which Dr. Dersch is a member. Seventy-seven units are owned by David M. Dersch Trust. Dr. Dersch was a director until July 1, 2017. Six hundred seventy-seven of the units listed are the same units as those listed above for David Dersch, Jr. and are only counted once in computing the aggregate units owned by all directors, former directors, officers and nominees as a group.
(11) Four hundred units are owned by Indeck Energy Services, Inc. Mr. Garth is the representative selected by Indeck Energy Services, Inc. to serve on our Board of Directors. Mr. Garth shares investment and voting power with respect to four hundred units with the directors of Indeck Energy Services, Inc.
(12) Four hundred units are owned by Roch Investment, LLC, of which Mr. Roch is the manager. Fifty units are owned by Mr. Roch's sister, Katrina Seitz. Mr. Roch shares investment and voting power with respect to those units with his sister.
(13) Forty units are owned by Rosar Family, LP; and one hundred units are owned by Devco Realty. C. Allan Rosar is a principal of Rosar Family, LP and Devco Realty. In addition, ten units are owned by Miriam Rosar and forty units are owned by the Marian Rosar Irrevocable Trust. Ten units are held by the Carrie Sailer Roth IRA. Ten units are held by the Sharon Rexing IRA. Twenty units are held by the Sarah Burnham Roth IRA and one hundred fifty units are held by the C. Allan Rosar Roth IRA.
(14) Mr. Prescott owns sixty units with his spouse and shares investment and voting power with respect to those units with his spouse.
(15) Forty-seven units are held by Jeremey J. Herlyn IRA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, and based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended September 30, 2017.

BOARD OF DIRECTORS' MEETINGS AND INDEPENDENCE

The Board of Directors generally meets once per month. The Board of Directors held twelve regularly scheduled and special meetings during the fiscal year ended September 30, 2017. Each of the directors attended at least 75% of the meetings of the Board of Directors during the fiscal year ended September 30, 2017 for the period served on the Board of Directors.

The Board of Directors does not have a formal process for holders of units to send communications to the Board of Directors. The Board of Directors feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the Board of Directors may do so by contacting a director via our website, fax, phone or in writing. The names of our directors are listed on our website at http://www.cardinalethanol.com.

The Board of Directors does not have a policy with regard to directors' attendance at annual meetings. The Company's 2017 Annual Meeting was attended by eleven of the directors. Due to this high attendance record, it is the view of the Board of Directors that such a policy is unnecessary.

Director, Former Director and Nominee Independence

The determination of independence is made by reference to NASDAQ rule 5605(a)(2). All of our directors and former directors are independent with the exception of Thomas Chalfant and J. Phillip Zicht. Thomas Chalfant is not independent because a company owned by his sons delivered grain to the Company in excess of $200,000 in at least one of the last three fiscal years. Mr. Zicht is not independent because he personally delivered grain to the Company in an amount in excess of $120,000 in at least one of the last three fiscal years. One of the nominees, Troy Prescott, is not independent because he and his wife each personally delivered grain to the Company in an amount in excess of $120,000 in at least one of the last three fiscal years. In evaluating the independence of our directors and nominees, we considered the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a chief executive officer that is separate from the chairman of the Board of Directors. The Board of Directors has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board of Directors. The Board of Directors is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board of Directors administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our chief executive officer and chief financial officer. A copy of the Code of Ethics is available on the Company's website at www.cardinalethanol.com.

AUDIT COMMITTEE
Audit Committee

The Company has a standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The purpose of the audit committee is to monitor the integrity of the Company's financial reporting process and systems of internal controls. The audit committee appoints and monitors the independence and qualifications of the Company's independent auditors, monitors the performance of the Company's internal audit function, provides an avenue of communication among the independent auditors, management, and the Board of Directors, and prepares an audit committee report to be included in the Company's annual proxy statement.

The audit committee of the Board of Directors operates under a charter adopted by the Board of Directors. A copy of the audit committee charter is available on the Company's website at www.cardinalethanol.com. Under the charter, the audit committee must have at least three members. The Board of Directors appointed Robert Baker, Thomas Chalfant, Thomas Chronister, Robert Davis, Dale Schwieterman and Steven Snider to the audit committee. The chair of the nominating committee is Dale Schwieterman. The Board of Directors has determined that Mr. Schwieterman and Mr. Baker will serve as the audit committee's financial experts as defined in Item 407 of Regulation S-K based on their expertise in accounting and finances.

The audit committee is exempt from independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, Thomas Chronister, Robert Davis, Dale Schwieterman and Steven Snider are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and (c)(2). Thomas Chalfant would not be considered independent under the NASDAQ rules because a company owned by his sons delivered grain to the Company in excess of $200,000 in at least one of the last three fiscal years. Robert Baker would not be considered independent under the NASDAQ rules in that he is the beneficial owner of more than 10% of the outstanding units. However, the Board of Directors believes including Mr. Chalfant and Mr. Baker on the audit committee is reasonable due to the fact that the delivery of grain was in the ordinary course of business of the Company and a majority of the audit committee members are independent. A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $120,000 during the last three years, was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive business dealings with the Company or was an affiliate of the Company.

Audit issues were specifically addressed by the audit committee during the four audit committee meetings that were held during the fiscal year ended September 30, 2017. Each of our audit committee members attended at least 75% of the audit committee meetings for the period served on the committee.

Audit Committee Report

The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent accountants are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 30, 2017. The committee has discussed with Boulay PLLP, its independent accountants, the matters required to be discussed under Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committee (AS16). The committee has received from the independent auditors written disclosures regarding the auditors' independence required by PCAOB and the Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors' independence. The committee has considered whether the provision of services by Boulay PLLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q are compatible with maintaining Boulay PLLP independence.

Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements referred to above be included in the annual report on Form 10-K accompanying this proxy statement for the fiscal year ended September 30, 2017.

Audit Committee
Dale Schwieterman, Chair
Robert Baker
Thomas Chalfant
Thomas Chronister                                                Robert Davis
Steven Snider

Independent Registered Public Accounting Firm

The audit committee selected Boulay PLLP as the independent registered public accounting firm for the fiscal year October 1, 2017 to September 30, 2018. A representative of Boulay PLLP is expected to be present at the 2018 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by the principal independent registered public accountants (Boulay PLLP) to the Company from October 1, 2016 through the Company's fiscal year ended September 30, 2017 are as follows:

Category	Year	Fees
Audit Fees(1)	2017	$146,000
	2016	$126,000
Audit-Related Fees	2017	$—
	2016	$—
Tax Fees(2)	2017	$22,000
	2016	$26,200
All Other Fees(3)	2017	$5,500
	2016	$1,700
____________

(1)
The audit fees were incurred for the audit of the Company's annual financial statements included within Form 10-K and review of the financial statements included in the Company's quarterly reports on Form 10-Q and costs associated with auditor representation at the Company's annual meeting.

(2)
The tax fees were billed for services for tax compliance, tax advice and tax planning. The nature of the services comprising the tax fees was for year-end tax preparation of the partnership return, the associated K-1's, and the Indiana partnership tax return.

(3)	The other fees were billed for services rendered for other financial and operational related consulting.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by the audit committee. One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our Board of Directors.

NOMINATING COMMITTEE

The nominating committee of the Board of Directors operates under a charter adopted by the Board of Directors. A copy of the charter is available on the Company's website at www.cardinalethanol.com. Under the charter, the nominating committee must have at least three members. Robert Davis, Thomas Chalfant, and Thomas Chronister served as the nominating committee for our 2017 fiscal year. The chair of the nominating committee is Robert Davis. The nominating committee held one meeting during the fiscal year ended September 30, 2017. Each of our nominating committee members attended at least 75% of the nominating committee meetings.

Based upon the size of the Company and the Board of Director's familiarity with the Company since inception, the Board of Directors also has determined that each of the directors is qualified to suggest nominees for consideration to the nominating committee. The major responsibilities of the nominating committee are to:

•	Develop a nomination process for candidates to the Board of Directors;

•	Establish criteria and qualifications for membership to the Board of Directors;

•	Identify and evaluate potential director nominees;

•	Present to the Board candidates to fill vacancies on the Board of Directors; and

•	Recommend nominees to the Board of Directors for election or re-election.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business and financial background;

•	Accounting experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);

•	Lack of potential conflicts of interest with the Company;

•	Examples or references that demonstrate a candidate's integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the existing Board of Directors relative to any particular candidate so that the overall Board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, Thomas Chronister and Robert Davis are considered independent within the definition of independence provided by NASDAQ rule 5605(a)(2). Thomas Chalfant would not be considered independent under the NASDAQ rule because a company owned by his sons delivered grain to the Company in excess of $200,000 in at least one of the last three fiscal years.

The nominating committee does not have a policy with regard to the consideration of diversity when identifying nominees for director. The nominating committee may consider nominations for director positions from the Company's members.

The nominating committee chose to nominate Robert Davis, Cyril LeFevre and Dale Schwieterman for election to a three-year term at the 2018 Annual Meeting. All three are incumbent Directors.

In addition, the operating agreement provides a procedure for the members to nominate individuals to stand for election as directors. Nominations for the election of directors may be made by any member entitled to vote generally in the election of directors. In accordance with the Company's operating agreement, a member desiring to nominate one or more persons for election as a director for the 2019 Annual Meeting must submit written notice of such intent either by personal delivery or regular mail to the Secretary of the Company at least 120 days prior to the one year anniversary of the date of delivery of this proxy statement. This notice must contain: (i) the name and address of record of the member who intends to make the nomination; (ii) a representation that the member is the holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent of the then outstanding units and clearly setting forth the proposed nominee as a candidate of the director's seat to be filled at the next election of directors. The Company received a nomination from the members for Troy Prescott to stand for election to the Board of Directors at the 2018 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During our fiscal year ended September 30, 2017, we entered into transactions with related parties. Chalfant Mud Creek Farms delivered grain to the Company in the approximate amount of $205,639. Chalfant Mud Creek Farms is a business owned by Wade and Elliot Chalfant, sons of our director, Thomas Chalfant. Schwieterman Acres, LLC delivered grain to the Company in the approximate amount of $181,305. Our director, Dale Schwieterman, is a member of Schwieterman Acres, LLC. Our director, Phillip Zicht, also delivered grain to to the Company in the approximate amount of $272,306. One of the nominees, Troy Prescott, delivered grain to the Company in the approximate amount of $217,267. In addition, Mr. Prescott's wife, Cheryl Prescott, delivered grain to the Company in the approximate amount of $217,216.

Our Board of Directors reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Company's operating agreement includes a written policy that requires that certain related transactions be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, our operating agreement requires directors to disclose any potential financial interest in any transaction being considered by the Board of Directors. The above transactions were reviewed by the Board of Directors and the Company believes that the transactions were made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our chief executive officer, chief financial officer, commodity manager and plant manager are referred to as the “executive officers”.

Compensation Committee

The Board of Directors appointed Ralph Brumbaugh, Cyril LeFevre, Steven Snider and J. Phillip Zicht to serve as the compensation committee for the fiscal year ended September 30, 2017. Ralph Brumbaugh is the chair of the compensation committee. The compensation committee of the Board of Directors operates under a charter adopted by the Board of Directors. A copy of the compensation charter is available on the Company's website at www.cardinalethanol.com. Under the charter, the compensation committee must have at least three and no more than five members. The compensation committee held six meetings during the fiscal year ended September 30, 2017. Each of our compensation committee members attended at least 75% of the compensation committee meetings during the period served. The compensation committee has direct responsibility with respect to the compensation of the Company's chief executive officer and chief financial officer and oversees the compensation of our other executive officers. The compensation committee has the overall responsibility for approving and evaluating our director and executive compensation plans, policies and programs.

The compensation committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, Ralph Brumbaugh, Cyril LeFevre, Steven Snider are independent within the definition of independence provided by NASDAQ rule 5605(a)(2). J. Phillip Zicht would not be considered independent under the NASDAQ definition in that he personally delivered grain to the Company in an amount in excess of $120,000 in at least one of the last three fiscal years.

In setting compensation, the executive compensation committee took into account the member vote at our 2017 annual meeting, called the "Say-on-Pay," where the Company's members overwhelming voted to endorse the Company's system of compensating its executive officers. The next "Say-on-Pay" vote will be conducted at the 2018 annual meeting.

Compensation Philosophy and Objectives

The compensation committee of the Board of Directors has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally the types of compensation and benefits provided to the executive officers are similar in form to the compensation and benefits provided to our other employees.

The compensation committee:

•	establishes and administers a compensation policy for senior management;

•	reviews and approves the compensation policy for all of our employees other than senior management;

•	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

•	reviews and monitors our succession plans;

•	approves awards to employees pursuant to our incentive compensation plans; and

•	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

Compensation Committee Procedures

All of the committee's actions are reported to the Board of Directors and, where appropriate, submitted to the Board of Directors for ratification. In determining the chief executive officer's compensation, the committee considers evaluations prepared by the directors. From time to time, the compensation committee may delegate to the chief executive officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's chief financial officer, plant manager, commodity manager, production manager, EHS manager, and controller or to fulfill administrative duties.

The compensation committee receives input from the chief executive officer on the personal performance achievements of the executives and management employees who report to him. This individual performance assessment determines a portion of the annual compensation for each executive. In addition, the chief executive officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives and management employees who report to him, which the committee considers when making executive compensation decisions.

The compensation committee does its own performance review of the chief executive officer, and discusses the performance review with the Board of Directors. The compensation committee annually evaluates the performance of our chief executive officer in light of the goals and objectives of the Company's executive compensation plans, and determines and approves, or recommends to the Board of Directorsfor its approval, the chief executive officer's compensation level based on this evaluation. In determining the long-term incentive component of the chief executive officer's compensation, the compensation committee will consider all relevant factors, including the Company's performance, the value of similar awards to chief executive officers of comparable companies, and the awards given to the chief executive officer of the Company in past years. The chief executive officer is not present at either compensation committee or board level deliberations concerning his compensation.

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Bonus Plan

Our Board of Directors approved an Amended and Restated Employee Bonus Plan for our 2017 fiscal year ("2017 Bonus Plan") which took effect beginning October 1, 2016. The purpose of the 2017 Bonus Plan is to reward employees for their contributions that directly impact financial results, reflect a positive safety culture and to promote teamwork. The 2017 Bonus Plan consisted of both financial goals and team goals. All employees, including our executive officers, can earn an annual bonus up to 10% of the employees' gross wages if the Company meets certain minimum net income financial goals by September 30, 2017. Employees can earn 5% if the Company has net income of at least $7,500,000, 7.5% if the Company has net income of at least $12,000,000 and 10% if the Company reaches a minimum threshold of $20,000,000 net income. All employees, including our executive officers, can earn an additional quarterly bonus of up to 10% of the employees' gross wages if team goals are met which are based on certain operational statistics, benchmarking results and individual safety participation. The 2017 Bonus Plan also provides additional incentives to the management team which include our executive officers. Those management employees can earn an additional bonus of up to 10% of their gross wages based on meeting individual goals.

Under the 2017 Bonus Plan, employees, including our executive officers, received a bonus equal to 7.5% of their gross wages under the financial goals because the Company had net income in excess of $12,000,000 at September 30, 2017. Employees, including our executive officers, also received quarterly bonuses of 6.42% of their gross wages under the team goals. Finally, our management team, including our executive officers, earned bonuses of 6.6% of their gross wages under the individual goals.

Our Board of Directors approved an Amended and Restated Employee Bonus Plan for our 2018 fiscal year ("2018 Bonus Plan") which took effect beginning October 1, 2017. The purpose and terms of the 2018 Bonus Plan are substantially similar to the 2017 Bonus Plan described above.

No Change of Control or Severance Agreements

Our executive officers do not have change of control or severance agreements, which means the Board of Directors retains discretion over severance arrangements if it decides to terminate their employment.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Executive Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Ralph Brumbaugh, Chair
Cyril LeFevre
Steven Snyder
J. Phillip Zicht

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been an employee of the Company. There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table sets forth all compensation earned during the last three fiscal years by our chief executive officer, chief financial officer, plant manager, commodity manager. We did not have any compensatory security option plan in place as of September 30, 2017. As of September 30, 2017, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (1) ($)	Total Compensation ($)
Jeffrey Painter	2017	244,231	53,926	10,911	309,068
Chief Executive Officer	2016	243,089	57,077	12,022	312,188
	2015	215,154	55,026	10,998	281,178
William Dartt	2017	138,077	27,091	6,437	171,604
Chief Financial Officer	2016	137,423	31,609	6,798	175,830
	2015	126,615	30,891	6,617	164,123
Jeremey Herlyn	2017	143,577	31,374	5,901	180,851
Plant Manager	2016	143,111	33,968	5,725	182,804
	2015	131,915	33,550	6,280	171,745
Gregory Roy	2017	163,500	34,466	7,927	205,893
Commodity Manager	2016	162,981	36,638	8,052	207,671
	2015	150,000	35,849	7,132	192,972
____________

(1)	These amounts represent contributions by the Company paid pursuant to our qualified defined contribution plan.

Grants of Plan-Based Awards

The following table sets forth the range of possible awards and the actual plan-based cash incentive compensation earned during the 2017 fiscal year by our chief executive officer, chief financial officer, plant manager and commodity manager:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold (1) ($)	Target (2) ($)	Maximum (3) ($)
Jeffrey Painter	$12,212	53,926	73,269
William Dartt	6,904	27,091	41,423
Jeremey Herlyn	7,179	31,374	43,073
Gregory Roy	8,175	34,466	49,050
____________

(1)
These amounts represent the estimated possible payout under the minimum net income financial goals set forth in the 2017 Bonus Plan. Awards for meeting team goals and individual goals are not subject to a threshold.

(2)	These amounts represent actual 2017 Bonus Plan participation for 2017 fiscal year performance as reported in the Summary Compensation Table.

(3)	These amounts represent the estimated possible maximum payout for meeting net income financial goals, team goals and individual goals set forth in the 2017 Bonus Plan.

Pension Benefit Plan

Our chief executive officer, chief financial officer, plant manager, commodity manager, are eligible to participate in the Company's defined contribution plan. In July 2008, the Company approved a defined contribution plan available to all of its qualified employees. The Company contributed up to 100% of the contributions of the employee up to 3% of the eligible salary of each employee. In order to receive a contribution, the employee must have worked 1,000 hours in the plan year and be employed as of the last day of the calendar year. On November 22, 2011, the Company amended our defined contribution plan available to all of its qualified employees. Pursuant to the amendment, the Company will contribute 100% of the contributions of the employee up to 3% of the eligible salary of each employee. The Company will also contribute 1/2% for each additional 1% contributed by the employee up to 5% for a total contribution by the Company of 4%. In addition, the plan is now a safe harbor plan where the Company match is guaranteed prior to the beginning of the year. Employees are eligible after six months of service.

Employment Agreement with Executive Officer

On January 22, 2007, the Company entered into an Employment Agreement with Jeffrey Painter. Under the terms of the agreement, Mr. Painter is serving as the Company's general manager. Mr. Painter also serves as our chief executive officer and president. The initial term of the agreement was for a period of three years unless the Company terminated Mr. Painter's employment "For Cause" as defined in the agreement. In the event Mr. Painter's employment was terminated by the Company, other than by reason of a termination "For Cause", then the Company would continue to pay Mr. Painter's salary and fringe benefits through the end of the initial three year term. At the expiration of the initial term, Mr. Painter's term of employment shall automatically renew on each one-year anniversary thereafter unless otherwise terminated by either party. The initial term expired in 2010.

DIRECTOR COMPENSATION

Our directors receive $4,000 for each quarter they are a member of the Board of Directors and the chairman of the Board of Directors receives $8,000 each quarter. Robert Davis is currently serving as our chairman and Thomas Chalfant is our vice chairman. William Dartt is currently serving as our treasurer and Thomas Chronister is our secretary. The following table sets forth all compensation paid or payable by the Company to our directors during fiscal year ended September 30, 2017.

Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation (1)	Total
Robert Davis	2017	$32,000	$1,928	$33,928
Ralph Brumbaugh	2017	$16,000	—	$16,000
Thomas Chalfant	2017	$16,000	—	$16,000
Thomas Chronister	2017	$16,000	$3,351	$19,351
Everett Hart (2)	2017	$6,667	—	$6,667
Cyril LeFevre	2017	$16,000	—	$16,000
Dale Schwieterman	2017	$16,000	—	$16,000
Steven Snyder(3)	2017	$9,333	—	$9,333
J. Phillip Zicht	2017	$16,000	$393	$16,393
Robert Baker	2017	$16,000	—	$16,000
David Dersch, Jr.(4)	2017	$4,000	—	$4,000
David Dersch, Sr.(5)	2017	$12,000	—	$12,000
William Garth(6)	2017	$16,000	—	$16,000
Lewis Roch III	2017	$16,000	—	$16,000
C. Alan Rosar	2017	$16,000	—	$16,000
____________
(1) Includes reimbursement for reasonable travel expenses.
(2) Mr. Hart was a director until February 14, 2017.
(3) Mr. Snyder became a director effective February 14, 2017.
(4) Lt. Col. Dersch became a director effective July 1, 2017.
(5) Dr. Dersch was a director until July 1, 2017.

(6) Indeck Energy, Inc. received the entire amount of the director fees payable to Mr. Garth as a result of his position on the Board of Directors during our 2017 fiscal year.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report of Form 10-K to security holders, including financial statements and the notes thereto, for the fiscal year ended September 30, 2017, accompanies the delivery of this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (765) 964-3137 or toll free at (866) 559-6026; (ii) by written request to Cardinal Ethanol, LLC at 1554 N. County Road 600 E., Union City, Indiana 47390; (iii) by e-mail at info@cardinalethanol.com; or (iv) on our website at http://www.cardinalethanol.com, on or before February 13, 2018 to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's internet site (www.sec.gov).

CARDINAL ETHANOL, LLC
2018 Annual Meeting - Tuesday, February 20, 2018 For Unit Holders as of January 2, 2018
Proxy Solicited on Behalf of the Board of Directors

Vote by Mail or Facsimile:
1) Read the Proxy Statement.
2) Indicate your choices by placing an "X" in the appropriate boxes on the Proxy Card below.
3) Sign and date the Proxy Card.
4) Return the Proxy Card by mail to 1554 N. County Road 600 E., Union City, Indiana 47390 or via fax to (765) 964-3349.
Proxy Cards must be RECEIVED no later than 5:00 p.m. EST on Monday, February 19, 2018 to be valid.

PROPOSAL ONE: ELECTION OF THREE DIRECTORS.
THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENTS, ROBERT DAVIS, CYRIL LEFEVRE AND DALE SCHWIETERMAN.

** You may vote for three (3) nominees**
	For	Withhold/Abstain
Robert Davis, Incumbent	☐	☐
Cyril LeFevre, Incumbent	☐	☐
Dale Schwieterman, Incumbent	☐	☐
Troy Prescott	☐	☐

PROPOSAL TWO: APPROVAL OF THE AMENDMENTS TO SECTIONS 5.2 AND 5.3(a) OF THE OPERATING AGREEMENT.
THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

For	Against	Abstain
☐	☐	☐

PROPOSAL THREE: APPROVAL OF THE AMENDMENT TO SECTION 5.7(b) OF THE OPERATING AGREEMENT.
THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

For	Against	Abstain
☐	☐	☐

PROPOSAL FOUR: APPROVAL OF THE AMENDMENT TO SECTION 7.4 OF THE OPERATING AGREEMENT.
THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

For	Against	Abstain
☐	☐	☐

PROPOSAL FIVE: ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.
THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

For	Against	Abstain
☐	☐	☐

By signing this proxy card, you appoint Thomas Chalfant and Thomas Chronister, jointly and severally, each with full power of substitution, as proxies to represent you at the 2018 Annual Meeting of the members to be held on Tuesday, February 20, 2018, at the Randolph County Fair Grounds in Winchester, Indiana, and at any adjournment thereof, on any matters coming before the meeting. Registration for the meeting will begin at 5:00 p.m. EST. The 2018 Annual Meeting will follow, and will commence at approximately 6:00 p.m. EST.

Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your membership units unless you sign and return this card. For your Proxy Card to be valid, it must be RECEIVED by the Company by 5:00 p.m. EST on Monday, February 19, 2018. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2018 Annual Meeting.

If you do not mark any boxes, your units will be voted FOR Robert Davis, Cyril LeFevre, and Dale Schwieterman, FOR Proposal Two, FOR Proposal Three, FOR Proposal Four and FOR Proposal Five. If you choose less than three nominees, then the proxies will vote your units only for the nominees you chose. If you choose more than three nominees, your votes will not be counted with respect to the election of directors. If you mark contradicting choices on the Proxy Card, such as both FOR and WITHHOLD/ABSTAIN for a nominee or FOR and AGAINST a proposal, your votes will not be counted with respect to the nominee or the proposal for which you marked contradicting choices. However, each fully executed Proxy Card will be counted for purposes of determining whether a quorum is present at the 2018 Annual Meeting.

Signature:	Joint Owner Signature:
Print Name:	Print Joint Owner Name:
Date:	Date:

Number of Units Held:
Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.